Exhibit 23.2

[Letterhead of KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aviat Networks, Inc.:

We consent to the use of our report with respect to the consolidated balance sheet of Aviat Networks, Inc. as of June 27, 2014 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 27, 2014, and related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP
Santa Clara, California
February 10, 2016